Exhibit 99.1


                               [AT&T Logo Omitted]

NEWS RELEASE

                    William Hannigan JOINS AT&T AS PRESIDENT

                Former Chairman and CEO of Sabre Holdings Brings
               Deep Telecom Experience And Strong Marketing Focus

FOR RELEASE TUESDAY, DECEMBER 2, 2003

         BEDMINSTER, N.J. -- AT&T (NYSE: T) today announced that William J. Hannigan, a seasoned telecom executive who was most recently Chairman and Chief Executive Officer of Sabre Holdings (NYSE: TSG), has been named President of AT&T, effective immediately. Hannigan, 44, succeeds Betsy Bernard, 48, who is leaving AT&T to pursue other opportunities.

         "Before he joined Sabre Holdings, where he led that company's continuing evolution as the world leader and innovator in travel commerce, Bill Hannigan spent more than 16 years at Sprint, Pacific Bell and SBC in increasingly senior executive positions," said David W. Dorman, Chairman and Chief Executive Officer of AT&T. "Bill has a deep understanding of the telecom industry. His career has spanned jobs in operations, technical support, sales and numerous general management assignments with particular depth in business services. Throughout his career, he has consistently demonstrated world-class operational skills, a strong marketing focus, in-depth technical knowledge and the kind of high-energy, team-oriented approach that will help AT&T deliver on its enormous potential as the world's networking company. I am delighted to have Bill as our President as we position the company to resume growth in the years ahead."

         "I am extremely pleased to be joining AT&T and look forward to working closely with Dave Dorman and the people of AT&T," said Hannigan. "With its industry-leading network capabilities, world-leading brand, excellent customer relationships, strong financial position and track record of investing in network, product and service innovations, AT&T is energized and well positioned to win and thrive in the telecom industry."


         Commenting on Bernard's departure, Dorman said, "We deeply appreciate all that Betsy has done since rejoining AT&T nearly three years ago. Her dedication and commitment to serving customers have helped strengthen the foundation of AT&T Consumer and AT&T Business where we have improved customer service, dramatically reduced our costs and gained share in critical market segments. We wish her all the best as she seeks to fulfill her personal goals."

         Bernard said, "While recent years have been very challenging for everyone in the telecommunications industry, AT&T Business has succeeded in introducing new products, serving customers better than the competition, reducing costs, and improving on its organizational structure. I believe it is now well positioned to benefit from the coming recovery in technology spending. I am proud of what the people of AT&T have accomplished, and I look forward to finding the right leadership opportunity in the next phase of my career."

         Before joining Sabre Holdings, an S&P 500 Company, at the end of 1999, Hannigan held senior executive positions at SBC Communications, including president of SBC Global Markets and president of Southwestern Bell's $4.5 billion Business Communications Services unit. As president of SBC's Business Communications Services unit, he was responsible for SBC's largest multinational customers, more than 1 million business customers and an organization including approximately 5,000 sales, marketing, customer care and network-design professionals, as well as the Network Integration subsidiary. Prior to SBC's 1997 acquisition of Pacific Bell, Hannigan served as the company's vice president of Business Services Sales.

         Prior to joining Pacific Bell in 1996, Hannigan spent nearly 12 years at Sprint and its predecessor companies. He began his career at Sprint as a field engineer and then served in positions of increasing responsibility, including vice president and general manager-West Area, and vice president of Engineering and Applications Support.

         Hannigan was recently appointed to the President's Information Technology Advisory Committee (PITAC), which provides guidance to the President of the United States and his administration regarding vital information technologies. Hannigan holds a master's degree in business administration from the University of Colorado. He also served six years in the U.S. Navy Submarine Service, where he specialized in communications electronics.

About AT&T
AT&T (www.att.com) is among the premier voice and data communications companies in the world, serving businesses, consumers, and government. The company runs one of the most sophisticated communications networks in the United States, backed by the research and development capabilities of AT&T Labs. A leading supplier of data, Internet and managed services for the public and private sectors, AT&T offers outsourcing and consulting to large businesses and government. The company is a market leader in local, long distance and Internet services, as well as transaction-based services like prepaid cards, collect calling and directory assistance. With approximately $37 billion of revenue, AT&T has about 40 million residential customers and 4 million business customers, who depend on AT&T for high-quality communications. AT&T has garnered several awards for outstanding performance and customer service.


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